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                                                                EXHIBIT 11

BAIRNCO CORPORATION AND SUBSIDIARIES
CALCULATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE
FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
                                             1994           1993          1992
PRIMARY EARNINGS PER SHARE: <F1>

  Income from continuing operations      $ 7,255,000   $    817,000   $ 7,755,000
  (Loss) from discontinued operations,
    net of income taxes                          --     (23,395,000)     (257,000)
  Net Income (Loss)                      $ 7,255,000   $(22,578,000)  $ 7,498,000

  Average common shares outstanding       10,500,000     10,500,000    10,496,000
  Common shares issuable in respect
    to common stock equivalents,
    with a dilutive effect                       --             --        248,000
  Total common and common equivalent
    shares                                10,500,000     10,500,000    10,744,000

Primary Earnings Per Common Share:

  Continuing operations                  $      0.69   $       0.08   $      0.72
  Discontinued operations                        --           (2.23)        (0.02)
    Total                                $      0.69   $      (2.15)  $      0.70


FULLY DILUTED EARNINGS PER SHARE:  <F1>

  Income from continuing operations      $ 7,255,000   $    817,000   $ 7,755,000
  (Loss) from discontinued operations,
    net of income taxes                          --     (23,395,000)     (257,000)
  Net Income (Loss)                      $ 7,255,000   $(22,578,000)  $ 7,498,000

  Total common and common equivalent
    shares                                10,500,000     10,500,000    10,744,000
  Additional common shares assuming
    full dilution                                --             --          5,000
  Total common shares assuming full
    dilution                              10,500,000     10,500,000    10,749,000

Fully Diluted Earnings Per Common Share:

  Continuing operations                  $      0.69   $       0.08   $      0.72
  Discontinued operations                        --           (2.23)        (0.02)
    Total                                $      0.69   $      (2.15)  $      0.70

<F1>  Earnings per share is based on the average number of shares outstanding during each period. Primary earnings per share includes all common stock equivalents. Fully diluted earnings per share includes all common stock equivalents plus the additional common shares issuable assuming full dilution.

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